Exhibit 99.1

NEWS RELEASE For Immediate Release May 4, 2016	Investors: Michael D. Neese VP, Investor Relations (804) 287-8126 michael.neese@pfgc.com	Media: Joe Vagi Manager, Corporate Communications (804) 484-7737 joe.vagi@pfgc.com

Performance Food Group Company Reports Third-Quarter Fiscal 2016 Results;

Provides Full-Year Fiscal 2016 Adjusted EBITDA Growth Outlook of 10% to 12%

Third-Quarter Fiscal 2016 Highlights

•	Increased case volume by 4.1%

•	Increased net sales by 3.0% to $3.9 billion

•	Increased gross profit by 6.5% to $480.8 million

•	Increased operating profit by 38.7% to $37.6 million

•	Increased net income by 224.1% to $9.4 million

•	Increased Adjusted EBITDA by 10.2% to $76.4 million[1]

•	Increased diluted earnings per share (EPS) by 200% to $0.09

•	Increased Adjusted diluted EPS by 36.4% to $0.15[1]

•	Signed Multi-year Distribution Agreement with Red Lobster

First-Nine Months Fiscal 2016 Highlights

•	Increased case volume by 4.5%

•	Increased net sales by 4.0% to $11.7 billion

•	Increased gross profit by 6.7% to $1.4 billion

•	Increased operating profit by 26.7% to $135.4 million

•	Increased net income by 75.3% to $39.1 million

•	Increased Adjusted EBITDA by 11.4% to $251.9 million[1]

•	Increased diluted EPS by 60.0% to $0.40

•	Increased Adjusted diluted EPS by 35.6% to $0.61[1]

[1]	This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Tables B and C for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

RICHMOND, Va. – Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its third-quarter and first- nine months fiscal 2016 business results.

“We are pleased with our third-quarter results, which featured double-digit growth in both Adjusted EBITDA and EPS,” said George Holm, PFG’s President and Chief Executive Officer. “All of our segments are executing their growth strategies, which led both to gaining share and growing margins. Our largest segment, Performance Foodservice, posted its 27th consecutive quarter of growing independent case volume in excess of 6% over the prior quarter.”

“We are excited to announce that we have secured Red Lobster as a new customer to our Customized segment,” added Holm. “Our new opportunity is a testament to our capabilities in foodservice distribution, the value of our supply chain efficiencies, and our shared commitment to providing high-quality products and a world-class experience to Red Lobster’s millions of loyal customers.”

“Our strategic initiatives remain on track,” noted Holm, “and, as a result, we have increased the bottom end of our EBITDA growth outlook from 9% to 12% such that our new EBITDA growth outlook is 10% to 12% reflecting our strong year-to-date results.”

Third-Quarter and First-Nine Months Fiscal 2016 Financial Summary

Total case volume growth increased 4.1% in the third quarter of fiscal 2016 compared to the prior year period and was driven by 3.8% organic growth. For the third quarter and first nine months of fiscal 2016, case growth reflected new and expanding business with Street customers in the Performance Foodservice segment and broad-based growth in Vistar’s sales channels. For the first nine months of 2016, case volume grew 4.5% compared to the prior year period, of which 4.2% was organic.

Net sales for the third quarter of fiscal 2016 were $3.9 billion, an increase of 3.0% versus the comparable prior year period. The net sales growth was primarily driven by an increase in cases sold. Net sales for the first nine months were $11.7 billion, an increase of 4.0% versus the comparable prior year period.

Gross profit dollars increased 6.5% in the third quarter compared to the prior year period, to $480.8 million. The increase in gross profit was the result of growth in cases sold and a higher gross profit per case driven by selling an improved mix of customer channels and products. For the first nine months of 2016, gross profit dollars increased 6.7% compared to the prior year period, to $1.4 billion.

Operating expenses compared to the third quarter of fiscal 2015 and the nine-month period of fiscal 2015 rose 4.4% and 4.9%, respectively, which was slower than gross margin growth, as a result of leverage of our fixed expenses, initiatives undertaken to reduce operating expenses, and lower fuel prices.

In the third quarter, operating profit increased 38.7% compared to the prior year period, to $37.6 million. The increase was primarily driven by the growth in cases sold, improved gross profit, and strong control of operating expenses. For the first nine months of 2016, operating profit increased 26.7% over the prior year period, to $135.4 million.

Net income increased 224.1% to $9.4 million for the third quarter of 2016 compared to net income of $2.9 million in the prior year period. For the quarter, the income tax rate decreased 630 basis points to 39.4%. The decrease in the tax rate was a result of the reduction of non-deductible expenses and state income taxes as a percentage of income before taxes. Diluted earnings per share grew 200% in the third quarter over the prior year period, to $0.09. Adjusted diluted EPS advanced 36.4% in the third quarter over the prior year period, to $0.15 per share.

For the first nine months of 2016, net income increased 75.3% to $39.1 million. Year-to-date, the income tax rate decreased 250 basis points to 40.6%. The decrease in the tax rate was a result of the reduction of non-deductible expenses and state income taxes as a percentage of income before taxes. Diluted earnings per share grew 60% in the first nine months of 2016 compared to the prior year period, to $0.40. Adjusted diluted EPS of $0.61 grew 35.6%.

EBITDA increased 15.7% in the third quarter of 2016 to $66.5 million. Adjusted EBITDA increased 10.2% to $76.4 million. The Company’s Adjusted EBITDA margin as a percentage of gross profit expanded 60 basis points to 15.9% versus the prior year period, which reflects selling to a more profitable mix of customers and increasing the share of our sales mix in proprietary Performance Brands. For the first nine months of 2016, EBITDA increased 11.5% compared to the prior year period, to $217.9 million. Adjusted EBITDA was $251.9 million, or an 11.4% increase for the first nine months of 2016 compared to the prior year period.

Multi-Year Distribution Agreement with Red Lobster

PFG entered into a distribution agreement with Red Lobster, the world’s largest seafood restaurant company. Under the multi-year agreement, PFG will provide distribution solutions to all of Red Lobster’s more than 670 restaurants in the United States.

PFG anticipates numerous strategic, financial, and operational benefits from the distribution agreement, including:

•	Red Lobster and its management team have built one of the best and most enduring casual dining businesses in the world, and winning it as a customer solidifies PFG Customized’s position as the premier distributor to full-service chain restaurants.

•	Red Lobster’s network of U.S. restaurants has substantial overlap with PFG Customized’s existing business, which enables us to increase sales by over half a billion dollars annually from within Customized’s current network of distribution centers.

•	PFG anticipates that the agreement will be accretive to Adjusted EBITDA and Adjusted EPS in fiscal 2017 and expects it to improve PFG’s return on invested capital.

•	PFG Customized will begin rolling out service to Red Lobster in its fiscal first and second quarters of 2017.

Executive Management Change

PFG announced that its Chief Financial Officer (CFO), Bob Evans, has notified the company of his intention to retire from the company. The Company is actively working with an executive search firm to assist in the search for Mr. Evans’ successor. Mr. Evans has agreed to continue to serve as CFO until a successor comes on board and will be available for consulting thereafter to help assure a seamless transition. “We will miss Bob and his insight on the business,” said Holm. “I thank him for all the contributions he has made to PFG over the past seven years.” Mr. Evans led PFG in its critical transition from a private to a public company with a very successful IPO and an enhanced capital structure. During his tenure, PFG has grown its sales by more than 50%. Holm noted, “Bob leaves us with a very solid financial foundation, not least of which is our excellent Finance team. I personally wish Bob the very best, as do all of PFG’s associates.”

Cash Flow and Capital Spending

In the first nine months of 2016, PFG delivered $117.6 million in cash flow from operating activities, an improvement of $89.2 million versus the prior year period. PFG’s net debt at the end of the third quarter stood at $1,203.4 million, a decline of $291.4 million versus the end of the comparable prior year period. In the first nine months, the Company invested $68.0 million in capital expenditures, an increase of $4.3 million versus the prior year.

Asset-Based Lending (ABL) Facility

In the third quarter, an amendment to the Company’s Amended and Restated Credit Agreement went into effect, which upsized the ABL Facility from $1.4 billion to $1.6 billion, lowered the interest rates for LIBOR-based loans by 25 basis points, and extended the maturity to February 2021. In connection with the closing of the ABL Facility amendment, PFG borrowed $200 million under the ABL Facility and used the proceeds to repay $200 million aggregate principal amount of loans under its Term loan facility. This payment, plus the lowering of the interest rates under the ABL Facility, will save PFG cash interest of approximately $9 million over the next 12 months, which is expected to translate into $0.05 per share after tax. There was a one-time, non-cash charge in the third quarter of approximately $5.8 million or $0.03 per share related to the Term loan repayment transaction.

Third-Quarter and First-Nine Months of Fiscal 2016 Segment Results

Performance Foodservice (PFS)

Third quarter net sales for PFS increased 4.1% to $2.3 billion, and year-to-date net sales increased 4.1% to $7.0 billion for the prior year periods. Net sales growth in both the third quarter and year-to-date was driven by an increase in cases sold. Strong independent and proprietary Performance Brand case growth led the increase, which in turn was driven by securing new Street customers and further penetrating existing customers. Independent case growth was within our 6% to 10% growth goal range and has gained sequential momentum from our fiscal first quarter through third quarter. Case sales of our proprietary Performance Brands to Street customers grew double digits in the third quarter.

Third quarter EBITDA for PFS increased 19.3% compared to the prior year period and increased 19.9% for the first nine months of 2016. The growth was a result of an increase in gross profit, partially offset by an increase in operating expenses excluding depreciation and amortization. Gross profit increased by 8.5% both in the third quarter and the first nine months of 2016, a result of an increase in cases sold as well as an increase in gross profit per case. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold toward Street customers and Performance Brands, as well as by improved procurement gains from our Winning Together program. For the third quarter, operating expense increased 6.2%, driven by increases in case volume and bonus expense, as well as an increased investment in its sales force, which were partially offset by leverage of our fixed costs, improved productivity in our warehouse and transportation operations from our Winning Together program, and lower fuel expense.

PFG Customized

Net sales for PFG Customized decreased 3.2% in the third quarter to $957.9 million and increased 0.6% for the first nine months compared to the prior year period. The decrease in net sales in the third quarter was primarily a result of a decrease in case volume, which reflected trends among some customers in the casual dining channel. The increase in net sales over the nine-month period was the result of an amendment to an agreement with an existing customer and was partially offset by a decrease in case volume.

Segment EBITDA for PFG Customized increased 1.0% in the third quarter to $9.7 million and increased 2.3% to $26.2 million for the first nine months of 2016, compared to the prior year periods. The increase in the third quarter and first nine months of 2016 was primarily attributable to a decrease in operating expenses excluding depreciation and amortization, partially offset by a decrease in gross profit, an increase in transportation wages, and higher costs associated with upgrading a portion of its fleet. Gross profit for PFG Customized decreased in the third quarter and first nine months of 2016 primarily as a result of a decrease in case volume.

Vistar

Third quarter net sales for Vistar increased 9.0% to $651.2 million and for the first nine months increased 8.7% to $1.9 billion compared to the respective prior year periods. The increase in sales was primarily driven by broad-based organic case sales growth across the channels Vistar serves.

Third quarter segment EBITDA for Vistar increased 4.7% to $26.7 million and for the first nine months increased 5.7% to $83.7 million compared to the respective prior year periods. This increase in EBITDA was the result of gross profits increasing faster than operating expenses excluding depreciation and amortization. Gross profit grew 4.4% for the third quarter and 5.9% for the first nine months, primarily driven by an increase in the number of cases sold, a favorable shift in channel mix toward higher gross margin per case, and the benefits of operational improvements, partially offset by a shift toward higher cost to serve customers and by inflation-based inventory gains in the prior year period.

Fiscal 2016 Outlook

For fiscal 2016, PFG increased the bottom end of its previously announced EBITDA growth outlook from 9% to 12% such that its new EBITDA growth outlook is 10% to 12% reflecting the Company’s strong year-to-date results. The comparable fiscal 2015 Adjusted EBITDA was $328.6 million. The fiscal 2016 outlook for Adjusted EBITDA includes a 53rd week, which falls in the fourth quarter. The Company anticipates the extra week will add at least two percentage points to the fiscal 2016 outlook for Adjusted EBITDA.

Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on May 4, 2016 at 9:00 a.m. Eastern Standard Time. Access to the webcast and presentation slides is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 69 distribution centers to over 150,000 customer locations across the United States. PFG’s 12,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled “Risk Factors” in our prospectus dated October 1, 2015, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act on October 2, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;

•	we operate in a low margin industry, which could increase the volatility of our results of operations;

•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts, including Winning Together;

•	our profitability is directly affected by cost inflation or deflation and other factors;

•	lack of long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

•	changes in eating habits of consumers;

•	extreme weather conditions;

•	our reliance on third-party suppliers and purchasing cooperatives;

•	labor risks and availability of qualified labor;

•	volatility of fuel costs;

•	changes in pricing practices of our suppliers;

•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;

•	risks relating to any future acquisitions;

•	environmental, health, and safety costs;

•	reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	difficult economic conditions affecting consumer confidence;

•	product liability claims relating to the products we distribute and other litigation;

•	negative media exposure and other events that damage our reputation;

•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;

•	impact of uncollectibility of accounts receivable; and

•	departure of key members of senior management.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

TABLE A

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

($ in millions, except share and per share data)	Three months ended March 26, 2016	Three months ended March 28, 2015	Nine months ended March 26, 2016	Nine months ended March 28, 2015
Net sales	$3,909.1	$3,795.5	$11,731.9	$11,285.6
Cost of goods sold	3,428.3	3,343.9	10,283.2	9,927.3

Gross profit	480.8	451.6	1,448.7	1,358.3
Operating expenses	443.2	424.5	1,313.3	1,251.4

Operating profit	37.6	27.1	135.4	106.9

Other expense, net:
Interest expense, net	21.6	21.6	65.9	64.6
Other, net	0.5	0.3	3.7	3.2

Other expense, net	22.1	21.9	69.6	67.8

Income before taxes	15.5	5.2	65.8	39.1
Income tax expense	6.1	2.3	26.7	16.8

Net income	$9.4	$2.9	$39.1	$22.3

Weighted-average common shares outstanding:
Basic	99,698,267	86,874,101	95,230,548	86,874,101
Diluted	101,360,286	87,706,396	96,750,311	87,664,715
Earnings per common share:
Basic	$0.09	$0.03	$0.41	$0.26
Diluted	$0.09	$0.03	$0.40	$0.25

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of March 26, 2016	As of June 27, 2015	As of March 28, 2015
ASSETS
Current assets:
Cash	$10.7	$9.2	$6.8
Accounts receivable	979.1	964.6	953.7
Inventories, net	899.1	882.6	881.4
Prepaid expenses and other current assets	39.1	26.4	38.2
Deferred income tax asset, net	17.1	17.5	15.8

Total current assets	1,945.1	1,900.3	1,895.9
Goodwill	676.2	664.0	664.0
Other intangible assets, net	167.4	186.9	199.7
Property, plant and equipment, net	604.3	594.7	577.0
Restricted cash and other assets	47.1	45.0	40.7

Total assets	$3,440.1	$3,390.9	$3,377.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,034.7	$1,022.2	$1,021.8
Accrued expenses	216.9	234.1	195.5
Long-term debt-current installments	9.4	9.4	7.5
Capital and finance lease obligations-current installments	2.4	3.5	3.0
Derivative liabilities	6.6	7.8	8.9

Total current liabilities	1,270.0	1,277.0	1,236.7
Long-term debt	1,170.2	1,395.8	1,458.9
Deferred income tax liability, net	98.8	100.3	101.3
Capital and finance lease obligations, excluding current installments	32.1	33.8	32.2
Other long-term liabilities	99.2	91.0	90.8

Total liabilities	2,670.3	2,897.9	2,919.9

Total shareholders’ equity	769.8	493.0	457.4

Total liabilities and shareholders’ equity	$3,440.1	$3,390.9	$3,377.3

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Nine months ended March 26, 2016	Nine months ended March 28, 2015
Cash flows from operating activities:
Net income	$39.1	$22.3
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	86.2	91.7
Non cash activities	39.7	13.9
Changes in operating assets and liabilities, net:
Accounts receivable	(12.1)	(125.1)
Inventories	(8.3)	(32.3)
Prepaid expenses and other assets	(17.4)	(15.9)
Trade accounts payable and outstanding checks in excess of deposits	4.7	77.7
Accrued expenses and other liabilities	(14.3)	(3.9)

Net cash provided by operating activities	117.6	28.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(68.0)	(63.7)
Net cash paid for acquisition	(40.2)	(0.4)
Other	0.7	(2.2)

Net cash used in investing activities	(107.5)	(66.3)

Cash flows from financing activities:
Net (payments on) borrowings under debt	(230.2)	37.7
Proceeds from equity	226.5	—
Other	(4.9)	1.7

Net cash (used in) provided by financing activities	(8.6)	39.4

Net increase in cash	1.5	1.5
Cash, beginning of period	9.2	5.3

Cash, end of period	$10.7	$6.8

Supplemental disclosures of cash flow information:

($ in millions)	Nine months ended March 26, 2016	Nine months ended March 28, 2015
Cash paid during the year for:
Interest	$54.0	$60.0
Income taxes, net of refunds	39.1	26.0

TABLE B

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income (loss) as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, Adjusted Diluted Earnings per Share, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income (loss) before interest expense (net of interest income), income taxes, and depreciation and amortization.

PFG believe that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG uses this measure to evaluate the performance of its segments and for business planning purposes. The company believes that EBITDA will provide investors with a useful tool for assessing the comparability between periods of the company’s ability to generate cash from operations sufficient to pay taxes, to service debt, and to undertake capital expenditures because it eliminates depreciation and amortization expense.

In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense (net of interest income), income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under the company’s credit agreements (other than certain pro forma adjustments permitted under our credit agreements relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreements, the company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreements).

Management also uses Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share, each of which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. The adjustments to Adjusted Net Income and Adjusted Diluted Earnings per Share are calculated on a post-tax basis.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	March 26, 2016	March 28, 2015	Change	%
Net income (GAAP)	$9.4	$2.9	$6.5	224.1
Interest expense, net	21.6	21.6	—	—
Income tax expense	6.1	2.3	3.8	165.2
Depreciation	20.1	19.3	0.8	4.1
Amortization of intangible assets	9.3	11.4	(2.1)	(18.4)

EBITDA	66.5	57.5	9.0	15.7
Impact of non-cash items (A)	2.8	(0.1)	2.9	N/A
Impact of acquisition, integration & reorganization charges (B)	1.8	9.5	(7.7)	(81.1)
Impact of productivity initiatives (C)	2.9	1.1	1.8	163.6
Impact of other adjustment items (D)	2.4	1.3	1.1	84.6

Adjusted EBITDA (Non-GAAP)	$76.4	$69.3	$7.1	10.2

Cost of goods sold (GAAP)	$3,428.3	$3,343.9	$84.4	2.5
Impact of non-cash items	1.3	0.3	1.0	333.3

Adjusted Cost of Goods Sold (Non-GAAP)	$3,429.6	$3,344.2	$85.4	2.6

Gross profit (GAAP)	$480.8	$451.6	$29.2	6.5
Impact of non-cash items	(1.3)	(0.3)	(1.0)	333.3

Adjusted Gross Profit (Non-GAAP)	$479.5	$451.3	$28.2	6.2

Operating expense (GAAP)	$443.2	$424.5	$18.7	4.4
Impact of non-cash items	(5.1)	(0.3)	(4.8)	1,600.0
Impact of acquisition, integration & reorganization charges	(1.8)	(9.5)	7.7	(81.1)
Impact of productivity initiatives	(2.9)	(1.1)	(1.8)	163.6
Impact of other adjustment items	(0.9)	(0.8)	(0.1)	12.5

Adjusted Operating Expense (Non-GAAP)	$432.5	$412.8	$19.7	4.8

Operating profit (GAAP)	$37.6	$27.1	$10.5	38.7
Impact of non-cash items	3.8	—	3.8	N/A
Impact of acquisition, integration & reorganization charges	1.8	9.5	(7.7)	(81.1)
Impact of productivity initiatives	2.9	1.1	1.8	163.6
Impact of other adjustment items	0.9	0.8	0.1	12.5

Adjusted Operating Profit (Non-GAAP)	$47.0	$38.5	$8.5	22.1

	Three months ended
($ in millions, except share and per share data)	March 26, 2016	March 28, 2015	Change	%
Net income (GAAP) (E)	$9.4	$2.9	$6.5	224.1
Impact of non-cash items	1.7	(0.1)	1.8	N/A
Impact of acquisition, integration & reorganization charges	1.1	5.4	(4.3)	(79.6)
Impact of productivity initiatives	1.8	0.6	1.2	200.0
Impact of other adjustment items	1.5	0.8	0.7	87.5

Adjusted Net Income (Non-GAAP) (E)	$15.5	$9.6	$5.9	61.5

Diluted earnings per share (GAAP) (E)	$0.09	$0.03	$0.06	200.0
Impact of non-cash items	0.02	—	0.02	N/A
Impact of acquisition, integration & reorganization charges	0.01	0.06	(0.05)	(83.3)
Impact of productivity initiatives	0.02	0.01	0.01	100.0
Impact of other adjustment items	0.01	0.01	—	—

Adjusted Diluted Earnings per Share (Non-GAAP) (E)	$0.15	$0.11	$0.04	36.4

A.	Includes adjustments for non-cash charges arising from employee stock compensation, changes in fair value of fuel collar instruments, and gain/loss on disposal of assets. Stock compensation cost was $4.8 million and $0.4 million for the third quarter of fiscal 2016 and fiscal 2015, respectively. In addition, this includes a decrease in the LIFO reserve of $1.3 million and $0.3 million for the third quarter of fiscal 2016 and fiscal 2015, respectively
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to the Sponsors.
C.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
D.	Consists primarily of costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.
E.	The Adjusted Net Income and Adjusted Diluted Earnings per Share impacts are shown net of tax. Tax impact of adjustments for certain items was $3.8 million and $5.1 million for the three months ended March 26, 2016 and March 28 2015, respectively. Amounts are calculated by multiplying the impact of each item by the effective tax rate for the related time period.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Nine months ended
($ in millions, except share and per share data)	March 26, 2016	March 28, 2015	Change	%
Net income (GAAP)	$39.1	$22.3	$16.8	75.3
Interest expense, net	65.9	64.6	1.3	2.0
Income tax expense	26.7	16.8	9.9	58.9
Depreciation	58.3	57.1	1.2	2.1
Amortization of intangible assets	27.9	34.6	(6.7)	(19.4)

EBITDA	217.9	195.4	22.5	11.5
Impact of non-cash items (A)	13.2	2.3	10.9	473.9
Impact of acquisition, integration & reorganization charges (B)	5.9	16.1	(10.2)	(63.4)
Impact of non-recurring items (C)	1.7	—	1.7	N/A
Impact of productivity initiatives (D)	7.7	6.9	0.8	11.6
Impact of multiemployer plan withdrawals (E)	—	2.8	(2.8)	N/A
Impact of other adjustment items (F)	5.5	2.6	2.9	111.5

Adjusted EBITDA (Non-GAAP)	$251.9	$226.1	$25.8	11.4

Cost of goods sold (GAAP)	$10,283.2	$9,927.3	$355.9	3.6
Impact of non-cash items	2.5	0.4	2.1	525.0
Impact of non-recurring items	(1.9)	—	(1.9)	N/A

Adjusted Cost of Goods Sold (Non-GAAP)	$10,283.8	$9,927.7	$356.1	3.6

Gross profit (GAAP)	$1,448.7	$1,358.3	$90.4	6.7
Impact of non-cash items	(2.5)	(0.4)	(2.1)	525.0
Impact of non-recurring items	1.9	—	1.9	N/A

Adjusted Gross Profit (Non-GAAP)	$1,448.1	$1,357.9	$90.2	6.6

Operating expense (GAAP)	$1,313.3	$1,251.4	$61.9	4.9
Impact of non-cash items	(15.3)	0.2	(15.5)	N/A
Impact of acquisition, integration & reorganization charges	(5.9)	(16.1)	10.2	(63.4)
Impact of non-recurring items	0.2	—	0.2	N/A
Impact of productivity initiatives	(7.7)	(6.9)	(0.8)	11.6
Impact of multiemployer plan withdrawals	—	(2.8)	2.8	N/A
Impact of other adjustment items	(2.1)	(2.1)	—	—

Adjusted Operating Expense (Non-GAAP)	$1,282.5	$1,223.7	$58.8	4.8

Operating profit (GAAP)	$135.4	$106.9	$28.5	26.7
Impact of non-cash items	12.8	(0.6)	13.4	N/A
Impact of acquisition, integration & reorganization charges	5.9	16.1	(10.2)	(63.4)
Impact of non-recurring items	1.7	—	1.7	N/A
Impact of productivity initiatives	7.7	6.9	0.8	11.6
Impact of multiemployer plan withdrawals	—	2.8	(2.8)	N/A
Impact of other adjustment items	2.1	2.1	—	—

Adjusted Operating Profit (Non-GAAP)	$165.6	$134.2	$31.4	23.4

	Nine months ended
($ in millions, except share and per share data)	March 26, 2016	March 28, 2015	Change	%
Net income (GAAP) (G)	$39.1	$22.3	$16.8	75.3
Impact of non-cash items	7.8	1.3	6.5	500.0
Impact of acquisition, integration & reorganization charges	3.5	9.2	(5.7)	(62.0)
Impact of non-recurring items	1.0	—	1.0	N/A
Impact of productivity initiatives	4.6	3.9	0.7	17.9
Impact of multiemployer plan withdrawals	—	1.6	(1.6)	N/A
Impact of other adjustment items	3.3	1.5	1.8	120.0

Adjusted Net Income (Non-GAAP) (G)	$59.3	$39.8	$19.5	49.0

Diluted earnings per share (GAAP) (G)	$0.40	$0.25	$0.15	60.0
Impact of non-cash items	0.08	0.02	0.06	300.0
Impact of acquisition, integration & reorganization charges	0.04	0.10	(0.06)	(60.0)
Impact of non-recurring items	0.01	—	0.01	N/A
Impact of productivity initiatives	0.05	0.04	0.01	25.0
Impact of multiemployer plan withdrawals	—	0.02	(0.02)	N/A
Impact of other adjustment items	0.03	0.02	0.01	50.0

Adjusted Diluted Earnings per Share (Non-GAAP) (G)	$0.61	$0.45	$0.16	35.6

A.	Includes adjustments for non-cash charges arising from employee stock compensation, changes in fair value of fuel collar instruments, and gain/loss on disposal of assets. Stock compensation cost was $13.6 million and $0.9 million for the first nine months of fiscal 2016 and fiscal 2015, respectively. In addition, this includes a decrease in the LIFO reserve of $2.5 million and $0.4 million for the first nine months of fiscal 2016 and fiscal 2015, respectively.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to the Sponsors.
C.	Consists of an expense related to our withdrawal from a purchasing cooperative, pre-PFG acquisition worker’s compensation claims related to an insurance company that went into liquidation, and amounts received from business interruption insurance because of weather related or other one-time events.
D.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
E.	Includes amounts related to the withdrawal from the Central States Southeast and Southwest Areas Pension Fund.
F.	Consists primarily of costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.
G.	The Adjusted Net Income and Adjusted Diluted Earnings per Share impacts are shown net of tax. Tax impact of adjustments for certain items was $13.8 million and $13.2 million for the nine months ended December 26, 2015 and December 27 2014, respectively. Amounts are calculated by multiplying the impact of each item by the effective tax rate for the related time period.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended June 27, 2015
($ in millions, except share and per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$6.6	$12.8	$2.9	$34.2
Interest expense, net	21.2	21.8	21.6	21.1
Income tax expense	4.7	9.8	2.3	23.3
Depreciation	18.6	19.2	19.3	19.2
Amortization of intangible assets	11.6	11.6	11.4	10.4

EBITDA	62.7	75.2	57.5	108.2
Impact of non-cash items (A)	1.3	1.1	(0.1)	2.0
Impact of acquisition, integration & reorganization charges (B)	2.0	4.6	9.5	(15.7)
Impact of non-recurring items (C)	—	—	—	5.1
Impact of productivity initiatives (D)	3.5	2.3	1.1	1.4
Impact of multiemployer plan withdrawals (E)	—	2.8	—	—
Impact of other adjustment items (F)	0.7	0.6	1.3	1.5

Adjusted EBITDA (Non-GAAP)	$70.2	$86.6	$69.3	$102.5

Cost of goods sold (GAAP)	$3,248.2	$3,335.2	$3,343.9	$3,494.4
Impact of non-cash items	(1.8)	1.9	0.3	(2.1)

Adjusted Cost of Goods Sold (Non-GAAP)	$3,246.4	$3,337.1	$3,344.2	$3,492.3

Gross profit (GAAP)	$449.4	$457.3	$451.6	$490.0
Impact of non-cash items	1.8	(1.9)	(0.3)	2.1

Adjusted Gross Profit (Non-GAAP)	$451.2	$455.4	$451.3	$492.1

Operating expense (GAAP)	$416.7	$410.2	$424.5	$436.8
Impact of non-cash items	0.7	(0.2)	(0.3)	(1.0)
Impact of acquisition, integration & reorganization charges	(2.0)	(4.6)	(9.5)	(9.3)
Impact of non-recurring items	—	—	—	(5.1)
Impact of productivity initiatives	(3.5)	(2.3)	(1.1)	(1.4)
Impact of multiemployer plan withdrawals	—	(2.8)	—	—
Impact of other adjustment items	(0.7)	(0.6)	(0.8)	(0.8)

Adjusted Operating Expense (Non-GAAP)	$411.2	$399.7	$412.8	$419.2

Operating profit (GAAP)	$32.7	$47.1	$27.1	$53.2
Impact of non-cash items	1.1	(1.7)	—	3.1
Impact of acquisition, integration & reorganization charges	2.0	4.6	9.5	9.3
Impact of non-recurring items	—	—	—	5.1
Impact of productivity initiatives	3.5	2.3	1.1	1.4
Impact of multiemployer plan withdrawals	—	2.8	—	—
Impact of other adjustment items	0.7	0.6	0.8	0.8

Adjusted Operating Profit (Non-GAAP)	$40.0	$55.7	$38.5	$72.9

	Fiscal Year Ended June 27, 2015
($ in millions, except share and per share data)	Q1	Q2	Q3	Q4
Net income (GAAP) (G)	$6.6	$12.8	$2.9	$34.2
Impact of non-cash items	0.7	0.7	(0.1)	1.2
Impact of acquisition, integration & reorganization charges	1.2	2.6	5.4	(9.0)
Impact of non-recurring items	—	—	—	3.0
Impact of productivity initiatives	2.1	1.2	0.6	1.0
Impact of multiemployer plan withdrawals	—	1.6	—	—
Impact of other adjustment items	0.4	0.3	0.8	0.9

Adjusted Net Income (Non-GAAP) (G)	$11.0	$19.2	$9.6	$31.3

Diluted earnings per share (GAAP) (G)	$0.08	$0.15	$0.03	$0.39
Impact of non-cash items	0.01	0.01	—	0.01
Impact of acquisition, integration & reorganization charges	0.02	0.03	0.06	(0.10)
Impact of non-recurring items	—	—	—	0.04
Impact of productivity initiatives	0.02	0.01	0.01	0.01
Impact of multiemployer plan withdrawals	—	0.02	—	—
Impact of other adjustment items	—	—	0.01	0.01

Adjusted Diluted Earnings per Share (Non-GAAP) (G)	$0.13	$0.22	$0.11	$0.36

A.	Includes adjustments for non-cash charges arising from employee stock compensation, changes in fair value of fuel collar instruments, and adjustments to reflect certain assets held for sale to their net realizable value. In addition, this includes an increase of $1.8 million, a decrease $1.9 million, a decrease $0.3 million, and an increase $2.1 million in LIFO reserve for Q1, Q2, Q3 and Q4, respectively.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to the Sponsors.
C.	Consists of a legal settlement.
D.	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
E.	Includes amounts related to the withdrawal from the Central States Southeast and Southwest Areas Pension Fund.
F.	Consists primarily of costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.
G.	The Adjusted Net Income and Adjusted Diluted Earnings per Share impacts are shown net of tax. Tax impact of adjustments for certain items was $3.1 million, $5.0 million, $5.1 million, and a negative $2.8 million for Q1, Q2, Q3 and Q4, respectively. Amounts are calculated by multiplying the impact of each item by the effective tax rate for the related time period.

For the Year Ended June 27, 2015
($ in millions)
Net income	$56.5
Interest expense, net	85.7
Income tax expense	40.1
Depreciation	76.3
Amortization of intangible assets	45.0

EBITDA	303.6
Non-cash items	4.3
Acquisition, integration and reorganization charges	0.4
Non-recurring items	5.1
Productivity initiatives	8.3
Multiemployer plan withdrawal	2.8
Other adjustment items	4.1

Adjusted EBITDA	$328.6

TABLE C

Net Sales

	Three Months Ended
	March 26, 2016	March 28, 2015	Change	%
Performance Foodservice	$2,298.7	$2,207.8	$90.9	4.1
PFG Customized	957.9	989.2	(31.3)	(3.2)
Vistar	651.2	597.6	53.6	9.0
Corporate & All Other	53.1	47.0	6.1	13.0
Intersegment Eliminations	(51.8)	(46.1)	(5.7)	(12.4)

Total net sales	$3,909.1	$3,795.5	$113.6	3.0

	Nine Months Ended
	March 26, 2016	March 28, 2015	Change	%
Performance Foodservice	$6,983.4	$6,708.9	$274.5	4.1
PFG Customized	2,800.1	2,783.9	16.2	0.6
Vistar	1,944.6	1,788.3	156.3	8.7
Corporate & All Other	158.8	139.8	19.0	13.6
Intersegment Eliminations	(155.0)	(135.3)	(19.7)	(14.6)

Total net sales	$11,731.9	$11,285.6	$446.3	4.0

EBITDA

	Three Months Ended
	March 26, 2016	March 28, 2015	Change	%
Performance Foodservice	$63.0	$52.8	$10.2	19.3
PFG Customized	9.7	9.6	0.1	1.0
Vistar	26.7	25.5	1.2	4.7
Corporate & All Other	(32.9)	(30.4)	(2.5)	(8.2)

Total EBITDA	$66.5	$57.5	$9.0	15.7

	Nine Months Ended
	March 26, 2016	March 28, 2015	Change	%
Performance Foodservice	$206.9	$172.6	$34.3	19.9
PFG Customized	26.2	25.6	0.6	2.3
Vistar	83.7	79.2	4.5	5.7
Corporate & All Other	(98.9)	(82.0)	(16.9)	(20.6)

Total EBITDA	$217.9	$195.4	$22.5	11.5